From:    Jonathan Schoonmaker [schoon@marimba.com]
Sent:    Monday, July 09, 2001 3:18 PM
To:      All
Subject: Amended offer to exchange

Hi Everyone,

Please read the attached document.

I MADE AN INCORRECT STATEMENT IN THE COMMUNICATIONS MEETING WE JUST HAD.

Suzan Woods asked if you have already filled out a participation form do you need to fill out a new one?

I answered that you do.

The correct answer is that you DO NOT need to fill out a new participation form if you filled one out prior and submitted it to Julie Phan. You only need to fill out a participation form if you have not filled one out before and wish to participate or you want to change your original form. If you wish to cancel your your participation and have filled out a form and submitted it to Julie please follow the directions in the Amended Offer to Exchange document posted on the HR web site to do this.

Please let me know if you have any questions.

 --Exchange Doc.1.DOC--

Regards,
Jonathan

Jonathan Schoonmaker
Vice President, Human Resources
marimba, Inc.

(650)930-5454
Schoon@marimba.com